Exhibit 3.2

CERTIFICATE OF MERGER

MERGING

RHI MERGER CORP.

(a Delaware corporation)

WITH AND INTO

RADIUS HEALTH, INC.

(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation, which is organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST:  The name and state of incorporation of the constituent corporations are: (a) RHI Merger Corp., a corporation organized and existing under the laws of the State of Delaware (“Merger Sub”) and (b) Radius Health, Inc., a corporation organized and existing under the laws of the State of Delaware (together with Merger Sub, the “Constituent Corporations”).

SECOND:  An Agreement and Plan of Merger by and among MPM Acquisition Corp., a Delaware corporation (“MPMAC”), and the Constituent Corporations, dated as of April 25, 2011, (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD:  The name of the surviving corporation is Radius Health, Inc. (the “Surviving Corporation”).

FOURTH:  The Certificate of Incorporation of the Surviving Corporation is amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 201 Broadway, 6th Floor, Cambridge, MA 02139.

SIXTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH:  The merger is to become effective on the date and time of filing of this Certificate of Merger.

 [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed as of the 17th day of May, 2011.

RADIUS HEALTH, INC.

By:	/s/ C. Richard Edmund Lyttle
Name:	C. Richard Edmund Lyttle
Title:	President and Chief Executive Officer

RHI MERGER CORP.

By:	/s/ C. Richard Edmund Lyttle
Name:	C. Richard Edmund Lyttle
Title:	President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RADIUS HEALTH, INC.

FIRST:  The name of the corporation is:

Radius Health, Inc.

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”) and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

FOURTH:  The total number of shares of capital stock which the corporation shall have authority to issue is One Thousand (1,000), all of which shall be common stock, and the par value of each such share is $0.0001.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)                                  The election of directors need not be by written ballot, unless the by-laws of the corporation so provide.

(b)                                 The Board of Directors shall have the power and authority:

(1)                                  to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

(2)                                  to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)                                  subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have

A-1

any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

SIXTH:  The corporation is to have perpetual existence.

SEVENTH:  The corporation shall indemnify its officers, directors, employees and agents to the greatest extent permitted by the DGCL. No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation.

NINTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

A-2